Exhibit 14

Set forth below is our Company’s Code of Ethics as adopted by our Board of Directors.

Introduction

We, the Board of Directors of G&L Realty Corp. (“G&L”), have always believed that honesty and ethical conduct are important to achieving satisfactory business results and that illegal or unethical conduct on the part of our directors, officers or employees is not in G&L’s best interest. Accordingly, we have always acted with an implicit code of business conduct and ethics reflecting the foregoing beliefs and with the interests of the stockholders being paramount.

As a result of recent events involving allegations of misdeeds by corporate executives, independent auditors and other market participants, the Securities and Exchange Commission and the New York Stock Exchange have determined that public companies must adopt a written code of business conduct and ethics that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in the various reports and documents that G&L files with, or submits to, the Securities and Exchange Commission and in G&L’s other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons as identified in this Code of violations of this Code; and

•	Accountability for adherence to this Code.

Accordingly, we have adopted this Code, effective as of this 21st day of March, 2006, in order to provide guidance for and a structure and mechanism pursuant to which to accomplish these intentions. This Code of Conduct takes into account the fact that all of the Common Stock of G&L is owned by our Controlling Shareholders (as such term is defined herein), and the determination of our Board of Directors, that other than those transactions which pose a threat to the holders of our preferred stock, our Controlling Shareholders should be granted broad leeway and discretion in determining what is and what is not a conflict of interest and whether a transaction involving an actual or potential conflict of interest should be approved.

As used in this Code:

•	the term “Company” is intended to refer to and to encompass both G&L and all of its various subsidiaries;

•	the term “Company Personnel” is intended to refer to all of the directors, officers and employees of G&L and, in addition, any Senior Executive Officer or Senior Financial Officer;

•	the term “Conflicts Committee” means the Audit Committee of the Board of Directors of G&L.

•	the term “Controlling Shareholders” means Daniel M. Gottlieb and Steven D. Lebowitz.

•	the term “Senior Executive Officer” is intended to include our chief executive officer, chief financial officer, and each executive vice president of G&L, or any other person performing a similar function, regardless of title and any senior operating officer of the Company as may be designated by resolution of the G&L Board of Directors from time-to-time;

•	the term “Senior Financial Officer” is intended to include our chief financial officer, controller(s), principal accounting officer and any other person performing a similar function, regardless of title and any other financial or accounting officer of the Company as may be designated by resolution of the G&L Board of Directors form time to time.

1. Avoidance of Conflicts of Interests

Officers, directors, and employees of the Company should never allow their personal interests to interfere with the interests of our Company as a whole and should avoid situations where their personal interests conflict or potentially conflict with the interests of the Company or its affiliates. Officers, directors and employees must be particularly careful to avoid representing the Company in any transaction with others with whom there is any outside business affiliation or relationship.

Following disclosure, conflict of interest transactions will only be permitted if approved in accordance with this Code. The Board of Directors maintains a standing Conflicts Committee specifically to review transactions that may involve conflicts of interest between our Company and our stockholders, directors, Chief Executive Officer, Senior Financial Officers and/or Senior Executive Officers.

A conflict of interest may be approved or waived (i) in the case of our Chief Executive Officer, Senior Financial Officers and Senior Executive Officers only by the Board of Directors, acting either by majority vote at a meeting or by unanimous written consent, and (ii) in the case of any other Company Employee, by our Chief Executive Officer, or Chief Financial Officer or such one or more other Senior Executive Officers as our Chief Executive Officer or Chief Financial Officer may from time to time designate.

In recognition of the fact that conflicts of interest may occur from time to time in the normal course of business, and that transactions or business relationships that involve conflicts of interest may from time to time be in the best interests of the Company, the approval or granting of consents to conflicts of interest in the ordinary course of business will not be deemed to constitute “waivers” of the provisions of this Code. Also, in the case of transactions done or goods or services provided pursuant to an agreement or arrangement approved as provide in this Code, it shall not be required that individual transactions, or individual instances where goods or services are provided under such agreement or arrangement be separately approved, so long as such activities are consistent with such approved agreement or arrangement. It shall not be deemed to be a conflict of interest for purposes of this code for a director, or any one or more affiliates of a director, to provide goods or services to the Company so long as the agreements or arrangement pursuant to which such goods or services are being provided has been disclosed to the Board of Directors and approved by the Controlling Shareholders.

2. Public Disclosure of Information Required by the Securities Laws

Officers, directors and employees will seek to report all information accurately and honestly, and as otherwise required by applicable reporting requirements.

3. Compliance with Applicable Laws, Rules and Regulations

You must endeavor to respect and obey, to the extent applicable, the laws of the United States and of the various jurisdictions in which we operate. In particular, you must never knowingly violate federal securities laws, rules and regulations.

We know and appreciate that it is sometimes difficult to understand or determine whether a particular act or omission is or is not in violation of applicable law. Also, we know and appreciate that it may not be possible or practical to be in 100% compliance with all of the various laws and regulations that may impact upon our business from time to time and that it is unlikely that any business enterprise could ever represent that it was at any given time in 100% compliance with all of the various laws and regulations that might be applicable to it. For example, it is not intended that ordinary course traffic or parking violations, or failures to correct minor or immaterial violations of zoning laws, building codes, or permit requirements, or failure to timely file ministerial type governmental reports (where the failure to file such report is not likely to have a material adverse effect upon the Company) should be treated as violations of this Code.

4. Compliance Procedures; Reporting Misconduct or Other Ethical Violations

You should promptly report any unethical, dishonest or illegal behavior, or any other behavior that you believe in good faith to be in violation of this Code or of any other Company policies and procedures, to your supervisor. If you have any doubt about whether your conduct or that of any other person violates this Code or compromises our Company’s reputation, please discuss the issue with your supervisor. Alternatively, if you are for any reason uncomfortable with discussing such matter with your supervisor, or if you are not satisfied with their responses to such information as you may have brought to their attention, then you should communicate such information directly to the Board of Directors, or any Controlling Shareholder, or, in the event that such conduct involves a Director or Controlling Shareholder, to the Chairman of the Company, Conflicts Committee.

5. Enforcement of the Code of Business Conduct and Ethics

Any intentional violation of this Code by any Company Personnel will be subject to disciplinary action, including possible termination of employment. The degree of discipline imposed may be influenced by, among other things, (i) the severity of the violation, (ii) the extent of the risk of potential loss to the Company likely to result from such violation, (iii) whether the person involved (a) acted with the intention of violating this Code, (b) voluntarily disclosed the violation to us or to persons he or she reasonably believed to be the appropriate officers of our Company to whom to make such disclosure, and (c) cooperated with us in any subsequent investigation or corrective action, (iv) whether the person acted in the good faith belief that his or her actions were in accordance with this code and/or in the best interests of the Company and (v) whether the violation was a first time violation or part of a pattern of ongoing or repeated violations of the Code.

In the case of any violation of this Code by any Company Personnel other than a Controlling Shareholder, a G&L Director, our Chief Executive Officer, our Chief Financial Officer or any Senior Executive Officer, the matter of investigation and discipline will be the responsibility of the Chief Executive Officer and his or her designees. In the case of any violation or alleged violation of this Code by any a G&L Director, our Chief Executive Officer, Chief Financial Officer or any Senior Executive Officer, such matter of investigation and discipline will be the responsibility of the G&L Board of Directors. In the case of any violation or alleged violation of this Code by a Controlling Shareholder, such matter of investigation and discipline will be the responsibility of the Conflicts Committee; provided, however, that except in the case of matters involving the violation or alleged violation of Federal Securities Laws and/or conflicts of interest that would be materially deleterious to the interests of the holders of our preferred stock, the decision of the Conflicts Committee may be overruled by the unanimous action of the Controlling Shareholders. In dealing with violations of this Code, the Board of Directors will be influenced and guided by how the SEC and the New York Stock Exchange handles such violations.

6. Miscellaneous Provisions

6.1 No Third Party Beneficiaries. It is our intention that this Code constitute and provide a structure and mechanism for the internal control of our Company’s business and affairs, in accordance with our intention that our Company’s business be conducted in an honest and ethical manner. It is not our intention that this Code be used by or relied upon by persons other than our Company as a source for imposing liability or responsibilities upon our Company, you or any of your fellow Company Personnel above and beyond that already imposed by existing law. Accordingly, it is our intention that there be no third party beneficiaries to this Code and that no person other than our Company, acting through us, the G&L Board of Directors, have any standing, derivatively or otherwise, to assert that any person has violated this Code or that our Company or any other person has suffered damage as a result of any such alleged violation of this Code or to collect damages based upon the violation of this Code or to otherwise seek enforcement of this Code.

6.2 Protections Afforded by Law. Furthermore, this Code is not intended to override or negate any of the protections afforded to Company Personnel under the laws of the various jurisdictions in which we do business (including, by way of example and not limitation, the provisions of Maryland Law and the Articles of Incorporation of G&L) or any existing indemnity agreements or future indemnity agreements that may be approved by our common stockholders.

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